[OBJECT OMITTED]
                                              UNITED STATES AIRCRAFT CORPORATION
3121 East Greenway Rd., Suite #201
Phoenix, AZ  85032
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                                                        Telephone (602) 787-1351
                                                              Fax (602) 787-1384

                                  May 28, 1998

Mr. Albert C. Lundstrom, President
Neo Vision, Inc.
3625 N. 16th St.  Suite 110
Phoenix, AZ 85016
                                Letter of intent
                                ----------------


Dear Mr. Lundstrom:

         We are writing to set forth our mutual intention to exchange all of the outstanding shares of Neo Vision, Inc. (NEO) owned by the shareholders (Sellers) for shares of United States Aircraft Corporation.

         United States Aircraft Corporation (USAC), a Securities and Exchange Commission reporting company, ("Purchasers"), desire to make it clear that this letter of intent, if agreed to by Seller does not represent a binding contract to exchange shares, but is merely a "meeting of the minds" of the parties and this letter will be used by appropriate legal counsel as a basis for writing the binding agreement. Purchasers propose that the final form of the purchase agreement include an expanded version of the following provisions subject to the approval of both party's Boards of Directors.

         The Purchasers and Sellers intend to complete a tax free stock for stock or stock for assets exchange whereby the shares or the net assets of NEO owned by the shareholders (representing all of the outstanding shares) are exchanged for shares of United States Aircraft Corporation. The basic provisions of this exchange and its objectives are as follows:

1.       Objective:

         Our mutual objective is to include the operations of NEO with the current USAC operations to provide increased profitability, capital, and management that will allow expansion of all operations.

2.       Organization:

         NEO will be operated as a separate subsidiary of USAC with its existing officers and management, except that the Board of Directors of NEO shall consist of Anthony Christopher, Chairman, Albert C. Lundstrom, Jack Eberentz and Harry
V. Eastlick plus Harry V. Eastlick shall also serve as the Treasurer and Chief Financial Officer of NEO.

The Board of Directors of United States Aircraft Corporation will be increased to nine members at the closing and will include the following:

         Anthony Christopher      Chairman of the Board of Directors
         Albert C. Lundstrom      President and Chief Executive
                                  Officer/Director
         Harry V.Eastlick         Executive Vice President and
                                  Chief Operating and Financial Officer/Director
         Jack Eberenz             Executive Vice President and
                                  Secretary/Director
         Donald E.Cline           Director
         Dale L. Dykema           Director
         Whipple H.Manning        Director
         John R. Thomas           Director

         One of the existing outside directors shall resign prior to the closing and two new Outside Directors will be nominated by NEO and elected by the existing board.

3.       Employment Contracts:

                  United States Aircraft Corporation will execute employment contracts with Anthony Christopher, Albert Lundstrom, Jack Eberenz and the employment contract with Harry V. Eastlick will be revised with the following provisions:

         o        Term              -        to be determined

         o        Compensation      -        to be determined

         o        Fringe Benefits   -        Health  insurance  premiums  to  be
                                             paid  plus   participation  in  any
                                             other fringe  benefits  provided as
                                             described    in   the    Employment
                                             Contract Draft.

         o        Stock Options     -        Stock Options  grants will be made,
                                             subject to shareholder  approval of
                                             the stock  option  plan and initial
                                             grants,  with the aggregate initial
                                             grants to the four officers covered
                                             by this paragraph,  being 1,800,000
                                             shares  of  the  new  common  stock
                                             (assuming   a  10  for  1   reverse
                                             split).

         o        Business Expenses -        Employees  will be  reimbursed  for
                                             their use in the  business of their
                                             personal automobile.

         o A copy of the Harry V. Eastlick current Employment Contact is attached and will serve as the basic form for the final contracts to be executed.

4.     Share Exchange:

At the closing, the Sellers shall exchange all of their shares in NEO, duly endorsed, for 2,000,000 Class A common shares with a par value of $.50 of the Purchaser.

As well as the foregoing, additional shares of United States Aircraft Corporation Class A, $.50 par value common stock will be issued to the Seller, collectively, contingent on the following future conditions:
                                                                      Additional
                                                                        Shares
         (a).     Extended performance of technology
                  over a 90 day period from April 1, 1998
                  or later.                                           35,000,000

         (b).     Installation of the two screens in
                  the "D" concourse at the
                  McCarran Airport in Las Vegas,
                  Nevada and program screening
                  for a period of 30 days                             20,000,000

         (c).      Obtaining positive cash flow for a 30
                  day period from the operation of the
                  Meadows Mall Screen or comparable location.         10,000,000

         The total additional shares to be issued pursuant to this provision is limited to 45,775,592 which brings Sellers interest to 80% of the outstanding shares. The Purchaser and Seller understand that there is not sufficient authorized common shares to issue the additional shares set forth above; however, the Purchaser has agreed to present at the next meeting of its shareholders amendments to its Articles of Incorporation to provide sufficient authorized common shares to allow the issuance of the additional shares. It is further understood by the Seller that one new class of common stock will be authorized and that the Class A shares will be exchanged for the new common shares. Further, there could be a reverse split of the outstanding shares at rate to be mutually agreed upon by the Purchaser and Seller. The number of additional shares to be issued will be adjusted accordingly and the shares to be issued at closing will be exchanged for the newly authorized common shares.

Purchaser and Seller intend to close the transaction prior to the next shareholders meeting. The common shares of Purchaser delivered to Seller shall be validly issued, fully paid and nonassessable. All such shares shall bear a legend containing a restriction on transfer indicating that the shares may not be offered or sold and no transfer of them may be made unless in compliance with the Securities Act of 1933. This transaction shall be completed in accordance with the provisions of Section 368(a)(1)(b) of the Internal Revenue Code.

5.       Contingencies:

         A. Purchasers and Seller's have a right to review and approve the books, financial statements, tax returns and records, list of assets related to the respective business hereunder.

         B. Sellers and Purchasers disclosure of all litigation, proceeding, or assessed tax deficiency pending against or relating to Seller and Purchaser or properties, assets, or business sold hereunder which may interfere with the use and quiet possession of the assets of the respective businesses.

         C. Purchasers have a right to review and evaluate the technology, systems,, procedures including current board locations and will be allowed to hire consultants, at Purchasers expense, to complete the review and evaluation.

         D. Purchasers and Sellers have a right to complete background checks and evaluate all key officers and employees of the respective businesses hereunder, including any subsidiaries.

         E. NEO has issued convertible debentures with a principal balance of $500,000. The debentures provide for conversion at $1 per share when NEO "goes public" including through a transaction such as set forth in this letter of Intent. The debenture holders shall agree prior to closing to convert the debentures into 500,000 shares of the New USAC common stock to be authorized at the USAC shareholders meeting.

         F. Purchaser and Seller agree that $450,000 of additional capital is required by May 31, 1998 and that such additional capital shall be raised by NEO prior to closing. It is anticipated that NEO will issue convertible preferred stock through an issuance exempt from registration and that the convertible preferred shares will provide for conversion into approximately 333,333 shares of the New USAC common stock to be authorized at the shareholders meeting. The parties shall mutually agree on the financing terms including arrangements with any consultants engaged to complete the financing and that the funding of this additional capital shall be completed prior to closing. The parties further acknowledge that an additional $550,000 of capital will be required to be raised prior to September 30, 1998 and that the terms and conditions for that financing will be determined subsequent to closing.

         G. Purchaser and Seller agree that a reverse split of the Purchasers new common shares will be required to facilitate the raising of the new capital and in order to have an appropriate market for the shares and the parties shall mutually agree to the reverse split ratio prior to closing.

6.       Condition of Business and Subsequent Performance:

         Seller and Purchasers shall take no action in the period preceding closing that will materially change the nature of the business and its relationship with its customers, employees, and suppliers beyond normal business actions of a prudent business person. Any material changes that require a decision in the period preceding closing shall only be made after the mutual agreement of the Purchaser and Seller.

         After the Closing the Purchaser commits to the following:

         (a) The shares to be issued to Sellers pursuant to the contingent provisions of Section 4 hereof exceed the currently authorized shares of the Purchaser. At the next shareholders meeting of the Purchaser, expected to be held in August 1998, the following actions will be presented to the shareholders for approval:

                  (i) Authorization of a single new class of common shares totaling approximately 50,000,000 to 100,000,000 shares as mutually agreed to by the Purchaser and Seller.

                  (ii) Exchange of the currently outstanding Class A shares for the newly authorized common shares on the basis of 1 share of the Class A for each 1 share of the new common.

                  (iii) Exchange of the currently outstanding Class B shares for the newly authorized common shares on a basis of
                           1.3 shares of the Class B for each 1 share of the new common.

                  (iv) A reverse split of the outstanding shares of the new common stock at rates to be agreed upon by the Purchaser and Seller.

                  (v) Approval of Neo V Systems, Inc. as the New Name of Purchaser or some other name mutually agreeable to Purchaser and Seller.

                  (vi)     Adoption of Stock Option Plans and initial grants.

                  (vii) Authorization of preferred stock of 75,000,000 shares with the Board of Directors being authorized to establish the preferences for separate classes of preferred stock.

         (b) It is understood that an S-4 registration statement is intended to be filed in connection with the above exchange and accordingly the new common shares issued should be registered shares, subject to such restriction on transfer as set forth in the Rules and Regulations of the Securities and Exchange Commission.

7.       Costs:

         Each of the parties will bear their own costs and expenses in connection with this transaction.

8.       Closing:

         It is the intent of the Parties that closing will occur no later than June 30, 1998 at a time and place mutually agreeable to all parties.

         Please sign, where provided below, if all of the foregoing provisions meet with your approval and you agree that binding agreements, subject to the approval of both parties Board's of Directors, will be entered into with Purchasers containing these provisions.

                                        Sincerely,




                                        United States Aircraft Corporation
                                        (Purchasers)



                                        /s/ Harry V. Eastlick

                                        Harry V. Eastlick President and Chief
                                        Executive Officer


Accepted by Seller on behalf of the Shareholders
         Neo Vision, Inc.
         Albert C. Lundstrom, President

         /s/ Albert C. Lundstrom
         ------------------------------
         Date:      5-28-98
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